EXHIBIT 14

INFORMATION SERVICES GROUP, INC.

CODE OF ETHICS FOR DIRECTORS, OFFICERS AND EMPLOYEES

This Code of Ethics (the “Code”) has been adopted by the Board of Directors of the Company (the “Board”), to set forth the high standards of ethical business conduct expected of all officers, directors, and employees of the Company. The Code does not specify appropriate conduct for every person in every situation but is intended to assist in the identification of common and/or sensitive business situations where public trust and confidence might be compromised or a statutory or regulatory requirement violated and to set forth guidelines governing such situations.

The Code is not a contract and does not create or describe any obligations of the Company. This Code supplements but does not supplant those specific policies and procedures that may be adopted throughout the Company.

It is the responsibility of each executive officer, director and employee to become familiar with the provisions of this Code. All executive officers, directors, and employees of the Company are expected and required to act in full compliance with the Code at all times. Strict adherence to this Code is a condition of continued employment or affiliation with the Company.

1.               Purpose of Code. This Code applies to officers, directors and employees of the Company for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Company;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

Each director, officer and employee should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2.               Conflicts of Interest.  All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “Conflict of Interest” occurs when an director, officer or employee’s private interest interferes with the interests of, or his/her service to, the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management, the board of directors or company counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

3.               Corporate Opportunity. Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) subject to pre-existing fiduciary obligations, competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.               Compliance with Laws, Rules and Regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them. Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

As a representative of the Company, you are expected to conduct both your business and personal affairs in accordance with the highest standards of honesty, ethics and integrity. If you have any legal or ethical questions about business you conduct for the Company, please consult the General Counsel.

5.               Political Contributions. No illegal political contributions of Company funds are to be made, directly or indirectly, to any government official, political party, political party official, election committee or candidate for political office in the United States or in another country. Political contributions on behalf of the Company may be made in jurisdictions where permitted by law, but only when the Board of the Company has specifically approved them. Company associates may, of course, contribute personally to the candidates and parties of their choice, but no associate will be compensated or reimbursed for any such personal contribution.

6.               Payments to Government Officials or Others. No bribes, kickbacks or other payments shall be made to or for the benefit of any government officials, customers, suppliers or others in connection with obtaining orders or favorable treatment or for any illegal purpose. This policy extends not only to direct payments but also to indirect payments made in any form through consultants or other third parties.

7.               Giving or Receiving Gifts. No associate of the Company may give, seek or accept in connection with the Company’s business any type of compensation, fees, commissions, gifts, entertainment or any other personal favor or preferment which exceeds a nominal value and goes beyond common courtesies associated with accepted business practice. This policy applies to consideration to, or from any person, including, for example, other associates, prospective associates, suppliers, customers, competitors and others with whom the Company has or is likely to have any business relationships. The Company’s General Counsel may grant waivers of this policy on a case by case basis after consideration of all facts and circumstances, except in the case of the Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer or Chief Executive Officer.

8.               Fair Dealing. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

9.               Protection and Proper Use of the Company Assets. All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

10.         Public Reporting. As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. It is our policy to make full, fair, accurate, timely and understandable public disclosure of all information relating to the Company as required by law and the SEC, or other rules and regulations, and/or business policy. In addition, it is our policy to comply with all securities and other laws that prohibit us from making “selective disclosures,” including SEC Regulation Fair Disclosure (“Regulation FD”). In order to ensure that all disclosures of company information, including but not limited to information relating to our financial performance, material contracts, and other information important to investors, regulators and the general public, are accurate and in full compliance with applicable laws and regulations, it is our policy that all such disclosures will be made only through specifically established channels. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

11.         Financial Statements and Other Records. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of directors.

12.         Confidentiality. Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically authorized by the board of directors or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.

13.         Insider Trading. Directors, officers or employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business, and should refrain from trading while in possession of such information. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company will adopt a specific policy governing directors, officers and employees trading in securities of the Company and distribute such policy to director, officer and employee. Any of your securities trading should be conducted in compliance with this policy. If you have any questions, please consult the Company’s General Counsel.

14.         Equal Opportunity; Discrimination and Harassment. We are firmly committed, in compliance with applicable federal, state and local laws and the Company’s policies, to providing equal opportunity in all aspects of employment and we will not tolerate any illegal discrimination or harassment of any kind.

15.         Waivers. A director, officer or employee may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Audit Committee shall review such request and make a determination thereon in writing which shall be binding.

In determining whether to waive any provisions of this Code, the Audit Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

Any waivers of any provision of this Code granted to a director, officer or employee must be disclosed in an SEC Form 8-K within four days. The General Counsel shall submit an annual report to the Board regarding waivers granted.

16.         Reporting Illegal or Unethical Behavior. Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the General Counsel. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the chairman of the board of directors or any of the Company’s outside directors.

17.         Non-Retaliation. The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

18.         Disciplinary Measures. Violations of this Code or other policies, or of applicable laws, rules and regulations, may result in disciplinary measures against the violator. Such measures, depending on the nature and severity of the violation, whether the violation was a single or repeated occurrence, and whether the violation appears to have been intentional or inadvertent, may include written notices to the individual involved, censure by the Board, demotion or re-assignment, suspension with or without pay or benefits and termination of employment. In addition, violations of legal and regulatory requirements may carry their own civil and criminal penalties, including fines and imprisonment.

19.         Other Policies and Procedures. This Code shall be the sole code of ethics adopted by the Company for purposes of Rule 807 of the American Stock Exchange Company Guide and Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Directors, officers and employees who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

20.         Amendments. Any amendments to this Code must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

21.         Internal Use. The Code is intended solely for the use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Approved by the Board of Directors:

December 21, 2006